Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
Rob Gould, rob.gould@bge.com
Rachael Lighty, rachael.lighty@bge.com
Baltimore Gas and Electric Company (BGE)
BGE Media Hotline: 410-470-7433

Baltimore Gas and Electric Company Files to Adjust Distribution Base

Rates to Fund Significant Reliability Investments

Proposed distribution base rate adjustments equate to an approximately 4 percent increase in total bills for typical residential electric and natural gas customers, respectively

Shopping for a competitive energy supplier and taking advantage of BGE’s energy-efficiency and demand response programs can help offset proposed rate adjustments

Electric bills would still be lower than they were in 2009

BALTIMORE (May 17, 2013) – Baltimore Gas and Electric Company (BGE) today announced that it has filed with the Maryland Public Service Commission (PSC) for adjustments to both the electric and natural gas distribution base rates for its residential and commercial customers. The adjustments support continued investments in the electric and gas distribution systems, enhancing safety and reliability for BGE’s 1.2 million customers across central Maryland.

Under the proposed base rate adjustments, the total typical residential electric bill is expected to increase by $4.41 per month (approximately 4 percent), based on monthly usage of 800 kilowatt hours of electricity and BGE’s standard offer service. The total typical residential natural gas bill is expected to increase by $2.50 per month (approximately 4 percent), based on gas usage of 52 therms per month and BGE’s default gas service. When spread across all customer classes, the proposed base rate adjustments would result in an overall increase of 2.8 percent in total electric bills and 4 percent in total natural gas bills.

“Our filing today supports the significant investments we have made – and must continue to make – to modernize our electric and natural gas infrastructure to further enhance reliability and safety for the benefit of our customers,” said Kenneth W. DeFontes Jr., president and chief executive officer of BGE. “We understand that increases in our electricity and gas distribution base rates are never welcome, but the investments that we’ve made are already yielding tangible benefits for our customers in terms of fewer outages and quicker restoration when outages do occur. Since 2010, we’ve achieved a sustainable improvement of approximately 20 percent in systemwide reliability. However, much more work and investment remains, particularly given our customers’ rising expectations and new and emerging demands placed on our system, which was not designed to meet the needs of today’s fast-changing technological landscape.”

Over the next several years, BGE plans to invest approximately $3 billion of capital in its systems, which will directly benefit its customers in the near term and into the future. Just like the nation’s highways, bridges, tunnels and municipal water utilities are in need of enhancement, parts of BGE’s electric and natural gas systems demand ongoing, significant investment. This investment enables the company to continue to safely and reliably deliver electric and natural gas service to its customers and comply with recently enacted state and federal reliability and public safety requirements.

Examples of the types of investments the company will fund with adjusted electric distribution base rates include replacement of utility poles, overhead lines and underground cable, as well as tree trimming and vegetation management. While more than 60 percent of BGE’s electric lines are underground, the company has more than 370,000 poles – almost one-third of which are more than 40 years old. Despite ongoing replacement of older poles through a comprehensive inspection and maintenance program, many poles installed during the regional growth of the 1950s and 1960s must now be replaced. BGE also has been steadily investing in the replacement of existing underground cable, increasing its spending from nearly $35 million in 2012 to a planned investment of approximately $43 million in 2014.

Additionally, BGE continues to spend more on tree trimming and vegetation management to comply with the new safety and reliability standards. BGE spent more than $21 million in 2012 on vegetation management costs and expects to spend more than $35 million in 2013, with this increased level of spending expected to continue.

Another example of such ongoing investment includes a multi-year program that is focused on the proactive maintenance and upgrade of the region’s natural gas infrastructure. Specific components include the replacement of hundreds of miles of cast iron gas mains with more durable, modern pipes in dozens of communities throughout central Maryland, which is essential for maintaining safety and meeting the needs of communities. In 2013, BGE is investing approximately $30 million in this program, almost doubling spending since 2011 and replacing as much pipe in a single year as had been replaced between 2009 and 2011. Despite today’s challenging economic environment, BGE remains committed to reinvesting funds derived through delivery service rates in these and other projects in order to both keep pace and enhance the safe, reliable delivery of electricity and natural gas to its customers.

BGE also included in its filing a plan to accelerate reliability enhancements to its electric distribution system over the next five years, as required under the Maryland PSC’s order related to the June 2012 derecho and consistent with recommendations made by Maryland Governor Martin O’Malley’s Grid Resiliency Task Force last year. BGE’s plan – the Electric Reliability Investment initiative – proposes a series of reliability improvements that include:

•	Expanding the program to improve performance of the most challenging electric line feeders from 3 percent to 6 percent, exceeding the Governor’s Grid Resiliency Task Force recommendations;

•	Expanding tree trimming standards to decrease the likelihood of outages caused by fallen tree branches;

•	Deploying a program of improvements to help reduce the time that customers are out of service when outages do occur;

•	Expanding the deployment of automated devices (reclosers) on 13-kV distribution feeders to reduce the number of sustained outages on the system;

•	Expanding recloser deployment on 34-kV lines to reduce sustained outages and to improve the performance of 34-kV lines supplying distribution substations;

•	Reconfiguring the locations of redundant power lines that serve substations to make them less vulnerable to a single point of damage;

•	Selectively undergrounding additional miles of overhead power lines; and

•	Accelerating current wildlife protection measures at substations.

BGE is proposing that the cost of its Electric Reliability Investment initiative be included in a monthly surcharge, anticipated to be in effect for five years. The proposed surcharge includes only incremental and accelerated reliability investments and is consistent with the Governor’s Grid Resiliency Task Force report. If approved, the surcharge on the bill of a residential electric customer is projected to be $0.34 per month in the first year, beginning Jan. 1, 2014.

“Just as storm activity has increased over the past few years, so, too, have the expectations of our customers with regard to reliability, customer service and service restoration,” said DeFontes. “We believe that the Electric Reliability Investment initiative we are proposing will go a long way toward addressing those expectations and expect it will improve electric reliability by about 10 percent upon full completion of the initiative.”

BGE customers can offset the proposed increase and save money by shopping for a competitive electric or natural gas supplier. For example, residential electric customers who shop can save up to $10 per month, based on today’s electric commodity prices. Currently, more than a quarter of BGE’s electric customers and more than 20 percent of its gas customers have chosen a third-party supplier for their energy supply. The prices associated with the supply portion of a customer’s bill are set by the global energy markets and not by BGE. To learn more about energy choice and for a list of suppliers, visit www.bge.com/energychoice.

In addition, BGE has several initiatives and programs to empower customers with tools to better manage and reduce their energy bills, helping to offset the requested rate adjustments. Currently, through BGE’s Smart Energy Savers Program®, the following initiatives are available:

•	PeakRewardsSM

•	Quick Home Energy Check-up

•	Home energy performance audits

•	Energy-efficient lighting and appliance rebates

•	Rebates for efficient heating and cooling equipment

“Customers’ bills are directly related to the amount of energy they use per month, and we are working with our customers to help them become smart energy managers,” said DeFontes. “Customers who shop for a competitive energy supplier, as well as take advantage of the various programs BGE offers to help them increase energy efficiency and lower demand, are finding meaningful savings. Even with our proposed electric rate adjustment, BGE electric customers would still continue to have total bills that are lower than they were in 2009, considering overall lower commodity costs and improvements in energy efficiency.

“Customers also can participate in our Budget Billing program to help spread out energy costs more evenly throughout the year,” said DeFontes. “In addition, we encourage customers who may have difficulty paying their bills to contact us to discuss payment arrangement options or to learn how to apply for energy assistance from outside agencies.”

The base rate adjustments would apply only to the distribution component of a customer’s bill, which funds distribution infrastructure – the poles, wires, underground cable, substations, pipelines and other equipment that deliver energy to customers.

BGE’s filing is being made at a time when other utilities throughout the state have similarly adjusted their rates or have filed for rate adjustments.

It is expected that the PSC will begin its formal rate review process shortly and conclude its review in December 2013. Any changes in rates would become effective only after the conclusion of the PSC’s review.

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BGE, headquartered in Baltimore, is Maryland’s largest gas and electric utility, delivering power to more than 1.2 million electric customers and more than 655,000 natural gas customers in central Maryland. The company’s approximately 3,400 employees are committed to the safe and reliable delivery of gas and electricity, as well as enhanced energy management, conservation, environmental stewardship and community assistance. BGE is a subsidiary of Exelon Corporation (NYSE: EXC), the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion.